EX-99

                                   PRESS RELEASE

            World Am Communications, Inc. Reaches Agreement to
                 Acquire Manufacturing Plant in China

WESTMINSTER, Colo.--(BUSINESS WIRE)--05/26/2004--World Am Communications, Inc. (OTCBB:WLDI), www.world-am.com, whose wholly owned subsidiary, Isotec, Inc., www.isotecinc.com, conceives, develops and markets state-of-the-art security systems, announced today that it has entered into an agreement to establish a wholly owned manufacturing subsidiary in Yantai, China, which will in turn acquire a manufacturing facility.

The agreement calls for World Am to exchange a combination of shares of restricted common stock and convertible preferred shares, convertible to restricted common shares of World Am, in return for a manufacturing facility located in Yantai, China. The agreement specifies that the facility will also be complete with the equipment and tools necessary for manufacture of Isotec Inc. low cost portals. The agreement requires that the newly formed World Am Security Ventures Company, Ltd. ("WSVC") obtain an appraisal from an independent source that will comply with GAAP and GAAS requirements for foreign assets that will accurately and fairly state the market price valuation. The expected value is to be a minimum valuation of $4,000,000 at market price for the assets acquired.

James Alexander, World Am CEO, said: "The World Am board of directors has determined that owning and controlling our foreign manufacturing facility offers many benefits over our joint venture arrangement with Comfort Virtue. The exchange of shares for a functional manufacturing facility should also add tangible asset value to the company. Also, since the transaction calls for an independent valuation and audit of the asset value we hope to be assured of a fair and accurate valuation. Although this means we will discontinue the Joint Venture with Comfort Virtue, they will remain a non-exclusive manufacturer of selected models of Isotec low cost portals. An opening ceremony is planned for late June 2004."

Isotec Inc. is best known in the security industry for its "Transparent Security(TM)" systems, which it conceived and developed.

Transparent Security is a registered trademark of Isotec, Inc. All other company or product names are registered trademarks or trademarks of their respective owners.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Form 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The company undertakes no obligation to publicly update or revise any statements, whether as a result of new information, future events or otherwise.

CONTACT:World Am Communications, Inc. Investor Relations, 303-452-0022 worldamir@netzero.com

SOURCE: World Am Communications, Inc.